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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         ASCENTIAL SOFTWARE CORPORATION

 Pursuant to Section 242 of the General Corporation Law of the State of Delaware

      Ascential Software Corporation (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

RESOLVED:         That the Board of Directors deems it advisable and in the best interests of the Corporation and its stockholders that, in order to decrease the number of shares of authorized Common
                  Stock (as defined below) of the Corporation from 500,000,000 to 125,000,000, Section 1 of ARTICLE FOUR of the Restated
                  Certificate of Incorporation of the Corporation be, and hereby is, subject to receipt of any required stockholder approval, deleted and replaced in its entirety by the following:

                           "Section 1. The total number of shares of common
                  stock, with a par value of One Cent ($.01) per share (hereinafter referred to as "Common Stock"), that the Corporation shall have authority to issue is One Hundred Twenty-Five Million (125,000,000), and the total number of shares of preferred stock that the Corporation shall have the authority to issue is Five Million (5,000,000), with a par value of One Cent ($.01) per share (hereinafter referred to as "Preferred Stock")."

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its duly authorized officer this 18th day of June, 2004.

                                            ASCENTIAL SOFTWARE CORPORATION

                                            By:/s/ Scott N. Semel
                                               ---------------------------------
                                                       Name:  Scott N. Semel
                                                       Title:  Secretary